Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-173493 and 333-177601) on Form S-8 of USA Technologies, Inc. of our report dated September 25, 2012, relating to our audits of the consolidated financial statements and schedule which appear in this Annual Report on Form 10-K for the year ended June 30, 2012.

/s/ McGladrey LLP

New York, NY
September 25, 2012